As filed with the Securities & Exchange Commission on April 7, 2003
               Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELCO-TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware                                22-3328734
(State or other                   (I.R.S. Employer
jurisdiction of                     Identification
incorporation or                           Number)
organization)

60 Bowers Lane
Closter, New Jersey 07624
(201) 768-2310
(Address and Telephone of Principal Executive Offices)
(Zip Code)

2003 Consultant Stock Compensation Plan
(Full Title of Plan)

Donald R. McKelvey, President
60 Bowers Lane
Closter, New Jersey 07624
(201) 768-2310
(Name, address and telephone number of agent for service)

Copies to:
David M. Kaye, Esq.
Danzig Kaye Cooper Fiore & Kay, LLP
P.O. Box 333, 30A Vreeland Road
Florham Park, New Jersey  07932-0333
(973) 443-0600


CALCULATION OF REGISTRATION FEE

                          PROPOSED  PROPOSED
TITLE OF                  MAXIMUM   MAXIMUM   AMOUNT
SECURITIES                OFFERING  AGGREGATE OF
TO BE        AMOUNT TO BE PRICE PER OFFERING  REGISTRA-
REGISTERED   REGISTERED   SHARE (1) PRICE (1) TION FEE

Common Stock,
par value
$.001
per share(2)   6,000,000   $.01     $60,000   $4.86



TOTAL REGISTRATION FEE                        $4.86


(1) Calculated in accordance with Rule 457(c) using the average of the bid and asked price for the Common Stock on April 1, 2003.

(2) Represents shares of Common Stock issuable under the 2003 Consultant Stock Compensation Plan.

                   PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     This Registration Statement (the "Registration Statement") relates to the issuance of shares of common stock, par value $.001 per share (the "Common Stock") of Telco-Technology, Inc., a Delaware corporation (the "Company") to persons who participate in the Telco-Technology, Inc. 2003 Consultant Stock Compensation Plan.

     The documents containing the information required to be included in Part I of this Registration Statement will be given or sent to all persons who participate in the Plan, as specified by Rule 428 under the Securities Act of 1933, as amended. Such documents are not required to be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act of 1933, as amended.



                  PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

     The following materials are incorporated by reference herein in their entirety:

     (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission (File No. 0-28887);

     (b) the description of the Company's Common Stock contained in Item 8 of the Company's Form 10-SB/A filed with the Securities and Exchange Commission on March 15, 2000 (File No.
0-28887), including any amendment or report filed for the purpose of updating such description; and

     (c) all other documents filed by the Company after the date of this Registration Statement under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining to be sold.

     A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.   Description of Securities.

     The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company is authorized to issue 200,000,000 shares of Common Stock, par value $.001, and 20,000,000 shares of preferred stock, par value $.001. There are currently outstanding 16,969,944 shares of Common Stock and no preferred stock.

     The holders of Common Stock have one vote per share for the election of Directors, without provision for cumulative voting, and on all other matters. Thus, holders of more than 50% of the shares voting for the election of Directors can elect all the Directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or preemptive rights. In the event of liquidation of the Company, the holders of Common Stock will share equally in any balance of the corporate assets available for distribution to them after satisfaction of creditors and the holders of the Company's senior securities such as holders of Preferred Stock, and debenture holders, if any.

     The payment by the Company of cash dividends, if any, in the future, rests within the discretion of its Board of Directors and, among other things, will depend upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. The Company has not declared any cash dividends since inception, and has no present intention of paying any cash dividends in the foreseeable future, it being the intention of management to use earnings, if any, to generate increased growth.


Item 5.  Interests of Named Experts and Counsel.

     Danzig Kaye Cooper Fiore & Kay, LLP has passed on the legality of the shares of Common Stock offered hereby for the Company. One of the partners of such firm, David M. Kaye, currently owns 200,000 shares of the Company's Common Stock. Mr. Kaye may also be a participant in the Plan and may be awarded shares of Common Stock offered hereby for services rendered for the Company.



Item 6.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law contains various provisions entitling directors, officers, employees or agents of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding (whether civil, criminal, administrative or investigative) in which they may be involved by reason of being or having been a director, officer, employee or agent of the Company provided said persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company (and, with respect to any criminal action or proceedings, had no reasonable cause to believe that the conduct complained of was unlawful). Also, the Certificate of Incorporation of the Company states that the indemnification provisions of Section 145 of the Delaware Corporation Law shall be utilized to the fullest extent permitted.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


Item 7.   Exemption from Registration Claimed.

     Not applicable.


Item 8.   Exhibits.

     The following exhibits are attached hereto:

Exhibit No.   Description of Exhibit               Page No.

5.1    Opinion letter of Danzig Kaye Cooper Fiore & Kay,
       LLP

23.1 Consent of Danzig Kaye Cooper Fiore & Kay, LLP, included in Opinion of Counsel filed as Exhibit 5.1

23.2   Consent of Malone & Bailey, PLLC

99.1   2003 Consultant Stock Compensation Plan

Item 9.   Undertakings.

     The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (i)  To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration
Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration
Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Closter, State of New Jersey on April 4, 2003.

                    TELCO-TECHNOLOGY, INC.


               By:  /s/ Donald R. McKelvey
                    Donald R. McKelvey,
                    Chairman of the Board and President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature               Title                      Date


/s/ Donald R. McKelvey Chairman of the Board,     4/4/03
Donald R. McKelvey     President, Treasurer
                       and Director (Principal
                       Executive Officer and
                       Principal Financial and
                       Accounting Officer)

/s/ Robert W. McKelvey Secretary and              4/4/03
Robert W. McKelvey     Director